Exhibit 99.1

AST SpaceMobile Announces First Five Commercial Satellites Completed Final Assembly and Ready for Shipment the First Week of August

Shipment to Cape Canaveral planned for the first week of August with a 7-day launch window in September

The first five commercial satellites are the largest-ever commercial communications arrays deployed in low Earth orbit, designed to provide cellular broadband and support other government applications

MIDLAND, TX, July 25, 2024 – AST SpaceMobile, Inc. (“AST SpaceMobile”) (NASDAQ: ASTS), the company building the first and only space-based cellular broadband network accessible directly by everyday smartphones, designed for both commercial and government applications, today announced the successful completion of its first five commercial satellites, called Bluebirds. Each satellite has communications arrays measuring 693 square feet and are now ready for shipment to Cape Canaveral during the first week of August, with a 7-day launch window in September.

“This is a momentous occasion for AST SpaceMobile. These first five satellites are built on the success of our in-orbit BlueWalker 3 satellite and will provide U.S. nationwide non-continuous service with over 5,600 cells in premium low-band spectrum, with a planned 10-fold increase in processing bandwidth” said Abel Avellan, Chairman and CEO of AST SpaceMobile. “Completing the manufacturing, assembly, and environmental testing for these satellites represents a significant milestone in our mission to bridge the digital divide and deliver connectivity to those who need it most. We are eager to see these pioneering satellites take flight and begin laying the foundation for our global cellular broadband network.”

The Bluebird satellites have undergone rigorous testing to ensure they meet the demanding requirements of operations in space. The satellites are now in final preparations for shipment to Cape Canaveral, planned for the first week of August. Monitoring and final testing of the space-ready satellites will continue up until launch vehicle integration. As of July 18th, the satellites have an updated, contracted, 7-day launch window during the month of September. The exact launch date will be confirmed closer to the launch window and shared with the public.

These dates provide refined timing, consistent with previous guidance, to deliver satellites in July or August with an orbital launch scheduled shortly thereafter. The exact timing of satellite delivery and launch is subject to uncertainty and is contingent on a number of factors, including the final normal course of testing the satellites, regulatory approvals, confirmation of the final launch date by the launch provider, logistics, weather conditions, and other factors, many of which are beyond our control.

During the first half of 2024, AST SpaceMobile secured additional strategic investment form AT&T, Verizon, Google and Vodafone, as well as a new contract award with the United States Government through a prime contractor. The company has agreements and understandings with more than 45 mobile network operators globally, which have over 2.8 billion existing subscribers total, including Vodafone Group, AT&T, Verizon, Rakuten Mobile, Bell Canada, Orange, Telefonica, TIM, Saudi Telecom Company, Zain KSA, Etisalat, Indosat Ooredoo Hutchison, Telkomsel, Smart Communications, Globe Telecom, Millicom, Smartfren, Telecom Argentina, MTN, Telstra, Africell, Liberty Latin America and others. AT&T, Verizon, Vodafone, Google, Rakuten, American Tower, and Bell Canada are also existing investors in AST SpaceMobile.

About AST SpaceMobile

AST SpaceMobile is building the first and only global cellular broadband network in space to operate directly with standard, unmodified mobile devices based on our extensive IP and patent portfolio, and designed for both commercial and government applications. Our engineers and space scientists are on a mission to eliminate the connectivity gaps faced by today’s five billion mobile subscribers and finally bring broadband to the billions who remain unconnected. For more information, follow AST SpaceMobile on YouTube, X (Formerly Twitter), LinkedIn and Facebook. Watch this video for an overview of the SpaceMobile mission.

Forward-Looking Statements

This communication contains “forward-looking statements” that are not historical facts, and involve risks and uncertainties that could cause actual results of AST SpaceMobile to differ materially from those expected and projected. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “would,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside AST SpaceMobile’s control and are difficult to predict.

Factors that could cause such differences include, but are not limited to: (i) expectations regarding AST SpaceMobile’s strategies and future financial performance, including AST’s future business plans or objectives, expected functionality of the SpaceMobile Service, anticipated timing of the launch of the Block 1 Bluebird satellites, anticipated demand and acceptance of mobile satellite services, prospective performance and commercial opportunities and competitors, the timing of obtaining regulatory approvals, ability to finance its research and development activities, commercial partnership acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and AST SpaceMobile’s ability to invest in growth initiatives; (ii) the negotiation of definitive agreements with mobile network operators relating to the SpaceMobile Service that would supersede preliminary agreements and memoranda of understanding and the ability to enter into commercial agreements with other parties or government entities; (iii) the ability of AST SpaceMobile to grow and manage growth profitably and retain its key employees and AST SpaceMobile’s responses to actions of its competitors and its ability to effectively compete; (iv) changes in applicable laws or regulations; (v) the possibility that AST SpaceMobile may be adversely affected by other economic, business, and/or competitive factors; (vi) the outcome of any legal proceedings that may be instituted against AST SpaceMobile; and (vii) other risks and uncertainties indicated in the Company’s filings with the Securities and Exchange Commission (SEC), including those in the Risk Factors section of AST SpaceMobile’s Form 10-K filed with the SEC on April 1, 2024.

AST SpaceMobile cautions that the foregoing list of factors is not exclusive. AST SpaceMobile cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors in AST SpaceMobile’s Form 10-K filed with the SEC on April 1, 2024. AST SpaceMobile’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, AST SpaceMobile disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contact:

Scott Wisniewski

investors@ast-science.com

Media Contact:

Allison

Eva Murphy Ryan

917-547-7289

AstSpaceMobile@allisonpr.com